Exhibit 10.9

August 24, 2007

Mr. Ken Goldman

Dear Mr. Goldman;

We are pleased to extend an offer to you for the position of Vice President and Chief Financial Officer for Fortinet, Inc. (“Company”) reporting to Ken Xie, President and Chief Executive Officer. We are excited about the opportunity to work with you in this capacity. We believe that it is important to a healthy working relationship that both parties understand the terms and conditions of employment before commencing employment. In order to ensure both you and the Company have a common understanding, we set forth below some of the fundamental premises.

This position is full-time with the understanding that during your employment you will not engage in outside consulting activities, whether compensated or not, which materially interfere with the performance of your job duties with the Company or create a conflict of interest, nor will you establish a competing business during your employment with the Company. Accordingly, you are expected to seek approval from the Company before engaging in any employment or consulting services outside the Company while employed by Fortinet, Inc. so that the Company may determine if any conflict exists. We recognize that you will maintain membership in a select group of boards that compliment, versus hinder your leadership responsibilities and in no way compromise your commitment to Fortinet. You also confirm that you are not bound by any other agreement with any prior or current employer, person or entity which would prevent you from fully performing your duties with Fortinet, Inc.

This offer of employment is not for any specific period of time; instead your employment is at all times “at will.” This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right. In addition, the Company may change your compensation, duties, assignments, responsibilities or location of your position at any time to adjust to the changing needs of our dynamic company. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless it is written and signed by both you and the President of the Company.

It is also understood that you would commence employment with the Company on or before September 10, 2007.

Your compensation package will include the following:

Base Salary

1.	Annual base salary of $300,000 payable semi-monthly in accordance with Company policy and procedures.

Incentive Bonus Plan

2.	You will be eligible to participate in the executive bonus plan which currently offers up to 30% bonus, paid quarterly, based on successful completion of Company and individual objectives.

Stock Options

3.

Management will recommend to the Company’s Board of Directors that you will be granted an option to purchase 600,000 shares of common stock of the Company at a price per share equal to the fair market value per share of the Company’s common stock on the date of grant, as determined by the Company’s Board of Directors. Management will recommend to the Board of Directors that your option vest monthly over 48 months, subject to the acceleration terms referred to below, provided that the exercise of your option will be restricted until there is in effect a registration statement under the Securities Act of 1993 covering such exercise, or a valid exemption is available with respect to such exercise from the registration requirements of such Act. Notwithstanding anything to the contrary herein, the granting of any stock options, the timing and exercise price of any grant and other terms of any grant shall be subject entirely to approval by the Company’s Board of Directors, which approval shall be in the sole discretion of the Board, and shall be subject to the Company’s determination that such grant, timing, exercise price and other terms are compliant with regulatory and other legal requirements, which determination shall be in the Company’s sole discretion. The Company reserves the right to change the terms of such grant based on direction from the Board of Directors and based on regulatory and other legal requirements.

Change of Control Provisions

4.

If you are subject to an involuntary termination as a result of Change of Control 100% of your outstanding options will immediately vest for the purpose of determining the number of shares vested or exercisable. However, this paragraph 4 will not apply unless you (a) sign a general mutual release of claims (in the form prescribed by the Company) of all known and unknown claims that the Company may then have against you or you may then have against the Company or persons affiliated with the Company and (b) you have returned all Company property.

Paid Time Off

5.	You will participate in the Company’s time-off program which currently offers 120 hours paid time off (PTO), earned annually, as well as one float holiday and ten nationally recognized holidays.

Health Insurance and 401K Plan

6.

As a Company employee you are also eligible to receive health insurance coverage through the Company insurance plan, and to participate in the Company’s 401K plan. The Company shall also reimburse you for all agreed-upon, reasonable business expenses incurred in the performance of your duties on behalf of the Company upon submission of expense reports as necessary to substantiate the Company’s federal income tax deductions for such expenses under the Internal Revenue Code (as amended) and procedures as may be established by the Board of Directors of the Company.

Because the Company’s proprietary information is extremely important, this offer of employment is expressly subject to your executing a Proprietary Information and Inventions Agreement and an Agreement to Arbitrate Disputes Relating to Employment on your first day of employment, as well as your agreement to follow all other rules and policies that the Company may announce from time to time. This offer is also contingent upon proof of identity and work eligibility. Under the Immigration and Reform Act of 1986, employers are required to verify the identity and employment eligibility of all new hires within three (3) business days of hire. To assist us in complying with this requirement please bring appropriate documents with you on your first day.

Please sign and date this letter below and return it to me to indicate your acceptance of the Company’s offer. A duplicate original is enclosed for your records. This offer will remain available through August 31, 2007.

We look forward to working with you at Fortinet, Inc.

Sincerely,

Norma Lane Vice President, Global Human Resources